Exhibit 99.1

For Immediate Release

Contact: Dan Zajdel at (724) 485-4169

CONSOL Energy Reports Net Income of $87.4 Million

Met Coal Production Was 0.6 Million Tons; Thermal Coal Production Was 12.9 Million Tons

CNX Gas Production Guidance Raised Again, This Time to 92 Bcf

PITTSBURGH (October 22, 2009) – CONSOL Energy Inc. (NYSE: CNX), a producer of high-Btu thermal coal, metallurgical coal, and natural gas, reported net income attributable to CONSOL Energy shareholders for the quarter ended September 30, 2009 of $87.4 million, or $0.48 per dilutive share. This is nearly equal to the net income attributable to CONSOL Energy shareholders of $90.1 million, or $0.49 per dilutive share, for the quarter ended September 30, 2008.

“We executed the third quarter according to plan,” said J. Brett Harvey, president and chief executive officer. “In fact, stronger than expected metallurgical coal markets enabled us to produce more met coal than we expected. Our thermal coal sales, though, have still not shown a meaningful rebound. Our strategy is to match production with customer shipments so as not to build inventory. We continue to invest in our mines and our gas fields to create shareholder value.

“At CNX Gas,” Mr. Harvey continued, “we’ve raised production guidance again, this time from 89 Bcf to 92 Bcf. Results from our Marcellus Shale and coalbed methane programs continue to exceed expectations. Based on our Marcellus results, CNX Gas has increased its capital for lease and land acquisition.

“We’ve changed our presentation with this release,” Mr. Harvey concluded. “We are now reporting separate results for met coal and thermal coal. We believe that this increased transparency will enable investors to more clearly see the earning power, product diversity, and growth potential of CONSOL Energy. This increased transparency should enable investors to more accurately value the company relative to its peers.”

FINANCIAL RESULTS– Period-To-Period Comparison

	Quarter Ended Sept. 30, 2009	Quarter Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2008
Total Revenue and Other Income	$1,094.5	$1,173.1	$3,383.8	$3,409.7
Net Income attributable to CONSOL Energy shareholders	$87.4	$90.1	$396.5	$266.1
Earnings Per Share – diluted	$0.48	$0.49	$2.17	$1.44
Net Cash from Operating Activities	$162.0	$213.3	$728.2	$683.2
EBITDA	$239.8	$235.9	$910.9	$715.1
EBIT	$129.8	$139.6	$587.2	$430.3
Capital Expenditures	$192.7	$303.7	$689.1	$740.0
Cash (Provided by) Used in Other Investing Activities*	($23.9)	($1.7)	($74.2)	($18.2)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates.

*	Represents net cash (provided by) used in investment in Equity Affiliates and Proceeds from Sales of Assets.

Quarter-To-Quarter Discussion of Financial Results

Total Revenue and Other Income was $1,094.5 million for the quarter ended September 30, 2009, compared with $1,173.1 million for the quarter ended September 30, 2008, or a decrease of 7%. Although revenue from our thermal coal business was higher, met coal revenue and gas revenue were lower.

Net income attributable to CONSOL Energy shareholders and earnings per share were $87.4 million, or $0.48 per dilutive share. This compares with $90.1 million, or $0.49 per dilutive share in the year-earlier quarter. The slight decrease was due to lower thermal coal production, lower met coal production, and lower gas prices during the third quarter.

CONSOL Energy had net cash from operating activities of $162.0 million for the quarter ended September 30, 2009, with $65.4 million attributable to CNX Gas. For CONSOL Energy, this compares to $213.3 million for the quarter ended September 30, 2008, with $120.1 million attributable to CNX Gas.

CONSOL Energy had total capital expenditures of $192.7 million in the quarter ended September 30, 2009, with $49.3 million attributable to CNX Gas. For both CONSOL Energy and CNX Gas, quarterly capital expenditures in the September 2009 quarter are lower than the June 2009 quarter, as some projects move toward completion.

Liquidity

As of September 30, 2009, CONSOL Energy had $336.9 million of short-term debt and $426.7 million in total liquidity, which is comprised of $31.4 million of cash and $395.3 million available to be borrowed under its $1.0 billion bank facility. As of September 30, 2009, CNX Gas Corporation had $73.1 million of short-term debt and $113.0 million in total liquidity, which is comprised of $1.0 million of cash and $112.0 million available to be borrowed under its $200.0 million bank facility.

Met Coal Operations

MET COAL OPERATIONS– Period-To-Period Comparison

	Quarter Ended Sept. 30, 2009	Quarter Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2008
Total Coal Sales (millions of tons)	0.7	0.8	1.3	2.0
Sales – Company Produced (millions of tons)	0.7	0.8	1.3	2.0
Coal Production (millions of tons)	0.6	0.9	1.2	2.2
Average Realized Price Per Ton – Company Produced	$97.07	$117.82	$101.12	$113.73
Operating Costs Per Ton	$44.50	$47.98	$66.49	$53.58
Non-Operating Charges Per Ton	$10.87	$9.08	$16.33	$9.61
DD&A Per Ton	$4.88	$4.47	$7.72	$4.44
Total Cost Per Ton – Company Produced	$60.25	$61.53	$90.54	$67.63
Operating Margins Per Ton	$52.57	$69.84	$34.63	$60.15
Financial Margins Per Ton	$36.82	$56.29	$10.58	$46.10

Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced.

Metallurgical Coal Operations consist almost entirely of the company’s Buchanan Mine in southwestern Virginia. This mine, which produces some of the highest quality low-vol met coal in the world, resumed longwall production in early June with two shifts. A third shift was added during the third quarter, as shipments to steel producers increased. For the quarter just-ended, 0.6 million tons were produced, versus 0.9 million tons in the year-earlier quarter.

The average realized price per met ton was $97.07 per ton in the just-ended quarter, down from $117.82 in the year-earlier quarter.

Total cost per ton was $60.25 per met ton, down from $61.53 per ton. The company believes costs at Buchanan are among the lowest of any met mine in the country.

Operating and financial margins per ton were both down, as lower realized prices weakened considerably from the year-earlier quarter.

Met coal inventory as of September 30, 2009 was 0.5 million tons.

Thermal Coal Operations

THERMAL COAL OPERATIONS– Period-To-Period Comparison

	Quarter Ended Sept. 30, 2009	Quarter Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2008
Total Coal Sales (millions of tons)	13.0	14.5	41.2	46.8
Sales – Company Produced (millions of tons)	13.0	14.1	41.0	45.6
Coal Production (millions of tons)	12.9	13.9	42.7	45.5
Average Realized Price Per Ton – Company Produced	$58.07	$46.75	$57.38	$44.50
Operating Costs Per Ton	$36.70	$34.72	$33.73	$30.83
Non-Operating Charges Per Ton	$6.28	$6.06	$5.66	$5.40
DD&A Per Ton	$4.85	$4.58	$4.47	$4.18
Total Cost Per Ton – Company Produced	$47.83	$45.36	$43.86	$40.41
Operating Margins Per Ton	$21.37	$12.03	$23.65	$13.67
Financial Margins Per Ton	$10.24	$1.39	$13.52	$4.09

Sales and production include CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced.

Thermal Coal Operations consist of the company’s mines in Northern Appalachia, its non-met Central Appalachian mines, and its Western mine. For the just-ended quarter, 12.9 million tons were produced, versus 13.9 million tons in the year-earlier quarter. Production was reduced to match lower shipments resulting from lower economic activity and milder summer weather. All of the company’s 9 longwalls that produce thermal coal were running by September 1, after a period of summer shutdowns.

Regional thermal coal production was 10.9 million tons in Northern Appalachia, 1.7 million tons in Central Appalachia, and 0.3 million in the West in the just-ended quarter.

The average realized price per ton for our thermal operations was $58.07 per ton, up 24% from $46.75 in the year-earlier quarter.

Total cost per ton was $47.83 per ton, up 5% from $45.36 per ton in the year-earlier quarter. Higher costs per ton were primarily due to production being down 7%, quarter over quarter.

Operating and financial margins per ton were both up significantly, as much higher realized prices were only slightly offset by higher unit costs.

Thermal coal inventory as of September 30, 2009 was 2.8 million tons.

“Since the fourth quarter of last year,” noted J. Brett Harvey, “CONSOL Energy has been able to capture higher pricing for its thermal sales because of the continued build-out of scrubbers by generators in our natural market area. CONSOL’s thermal coal now commands a premium in the marketplace because of its high Btu content. I believe that investors need to consider this new pricing paradigm when valuing CONSOL.”

Gas Operations

CNX Gas Corporation (NYSE: CXG), 83.3% of which is owned by CONSOL Energy, reported total net income attributable to CNX Gas shareholders of $35.5 million for the quarter ended September 30, 2009, compared with $67.4 million in the year earlier quarter. CNX Gas Corporation also issued its earnings release this morning. Additional information regarding CNX Gas Corporation financial and operating results for the quarter is available in its release and can be found in the investor section of its website: http://www.cnxgas.com

Guidance

CONSOL Energy expects to invest $1.0 billion in its coal and gas businesses during calendar year 2009. The company continues to monitor and evaluate capital spending to ensure adequate liquidity and to preserve options for possible external investment. The company is committed to completing capital projects already in progress, including those that increase capacity and efficiency. CNX Gas expects to invest largely from cash flow generated from operating activities for 2009.

GUIDANCE

	2009	2010		2011
COAL-COMMITTED TONS W/O PRICING (MM)	—	7.2		19.5
COAL-TONS WITH FIRM PRICING
Tons Committed and Priced (MM tons,10/16/09)	58.2	51.1	*	20.8
Avg. Realized Price/Ton Committed & Priced	$58.74	$53.51		$51.53
COAL-TONS PRICED WITH COLLARS
Tons (MM)	—	0.4		6.0
Average Ceiling	—	$58.25		$62.08
Average Floor	—	$43.25		$52.80

Notes: *2010 Tons Committed and Priced include 1.4 MM tons of met coal at a price of $114.47 per ton.

Tons priced with ceilings and floors are not included in tons with firm pricing; they are additive. Although there is no assurance that customers with contracts will perform under these contracts, CONSOL Energy expects to capture the value of contracts through negotiated or legal means.

CONSOL Energy is maintaining its production target of 58 million tons for calendar year 2009, including 1.9 million tons of met coal.

CNX Gas raised its previously announced production guidance of 89 to 92 Bcf for calendar year 2009.

Outlook Summary

The U.S. economy may have bottomed in the third quarter. Depending on the pace and sustainability of the recovery from the current recession, we believe substantial opportunities exist for our metallurgical coal, thermal coal, and gas businesses. Due to the significant fiscal spending and relaxed monetary policy in the United States, a modest recovery appears likely in the U.S. in 2010. This should lead to an increase in demand for energy products from industrial customers, power generators and steel producers.

Metallurgical Coal Outlook

Steel plant capacity utilization rates in the U.S. and globally continue to improve from the beginning of the year and are nearly double of what they were at year-end 2008. Domestic steel mill capacity is approximately 60% and Asian steel mills currently are using about 75% of their capacity. Export demand for metallurgical coal, especially from China, is having a positive impact on pricing and has led many industry analysts to predict a shortage of high-quality metallurgical coal in the near-term.

Thermal Coal Outlook

Current inventories at coal-fired power generators are near all-time highs due to the contraction in the U.S. economy. Customers in our major market area (the PJM power pool) had an estimated 60 days of inventory on hand at the first of October. The company believes the overhang in thermal inventories is likely to continue into at least the first half of 2010. CONSOL Energy believes, however, that when thermal coal markets tighten, they will do so quickly. Industry analysts expect annualized coal production to fall by 80 to 100 million tons in 2009 and anticipate a permanent reduction as producers in Central Appalachia face increased financial, safety, and permitting issues which will eventually decrease supply. For 2010, industrial and power demand is likely to increase due to the expectations of an improvement in economic activity. Moreover, higher natural gas prices in 2010 should lead power generators to dispatch coal ahead of natural gas. We anticipate up to 30 million tons of coal could displace natural gas in 2010. In addition, approximately 19 gigawatts of new coal-fired electricity generation capacity is set to come online by the end of 2012. This new demand, coupled with permanent cuts in coal production as well as safety and regulatory issues, is setting the stage for coal supply shortages over the next few years. With the continued build-out of scrubbers by generators, increased economic activity and its low cost position, CONSOL Energy is in a position to gain market share.

Natural Gas Outlook

The U.S. natural gas market has shown signs of stability because the total rig count appears to have bottomed at approximately 700 rigs. The expectations of lower natural gas production, coupled with expectations of increased demand due to an improving economy and a return to normal weather patterns, has led to an improvement in pricing. With its low costs and rising production volumes, CNX Gas should benefit from improved pricing.

Mr. Harvey concluded, “With regard to the economic outlook, our best indicators are our own inventories. We will not overproduce if markets remain weak. CONSOL Energy has major advantages with its low cost position and low level of debt. I continue to believe that CONSOL Energy will outperform its peers.”

# # #

CONSOL Energy Inc., a high-Btu bituminous coal and natural gas company, is a member of the Standard & Poor’s 500 Equity Index and the Fortune 500. It has 12 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. It is also a majority owner of CNX Gas Corporation, a leading Appalachian gas producer, with proved reserves of over 1.4 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended 9/30/09	Quarter Ended 9/30/08	Nine Months Ended 9/30/09	Nine Months Ended 9/30/08

Net Income Attributable to CONSOL Energy Shareholders	$87,370	$90,054	$396,528	$266,148

Add: Interest Expense	7,502	9,069	22,959	27,771
Less: Interest Income	(243)	(521)	(1,630)	(1,978)
Add: Income Taxes	35,219	41,014	169,370	138,365

Earnings Before Interest & Taxes (EBIT)	$129,848	$139,616	$587,227	$430,306

Add: Depreciation, Depletion & Amortization	109,965	96,288	323,659	284,791

Earnings Before Interest, Taxes and DD&A (EBITDA)	$239,813	$235,904	$910,886	$715,097

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: the deteriorating economic conditions; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; reliance on customers honoring existing contracts, extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could impact financial results; increases in the price of commodities used in our mining operations could impact our cost of production; obtaining, maintaining, and renewing governmental permits and approvals for our operations; the effects of proposals to regulate greenhouse gas emissions; the effects of government regulation; the effects of stringent federal and state employee health and safety regulations; the effects of mine closing, reclamation and certain other liabilities; the effects of subsidence from longwall mining operations on surface structures, water supplies, streams and surface land; uncertainties in estimating our economically recoverable coal and gas reserves; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the current economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the disruption of pipeline systems which deliver our gas; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules; the coalbeds and other strata from which we produce methane gas frequently contain impurities that may hamper production; the enactment of Pennsylvania severance tax on natural gas may impact results of existing operations and impact the economic viability of exploiting new gas drilling and production opportunities in Pennsylvania; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT

(Unaudited)

(Dollars in millions)

	Three Months Ended September 30, 2009

	Produced Coal	Other Coal	Total Coal	Gas	Other	Total Company

Sales	$800	$—	$800	$155	$69	$1,024
Gas Royalty Interest	—	—	—	8	—	8
Freight Revenue	36	—	36	—	—	36
Other Income	—	—	—	—	26	26

Total Revenue and Other Income	836	—	836	163	95	1,094

Cost of Goods Sold	514	41	555	64	89	708
Gas Royalty Interests’ Costs	—	—	—	6	—	6
Freight Expense	36	—	36	—	—	36
Selling, General & Admin.	20	4	24	2	6	32
DD&A	70	3	73	31	6	110
Interest Expense	—	—	—	—	8	8
Taxes Other Than Income	61	—	61	2	3	66

Total Cost	701	48	749	105	112	966

Earnings Before Income Taxes	$135	$(48)	$87	$58	$(17)	128

Income Tax						(35)

Earnings Before Minority Interest						93

Minority Interest						(6)

Net Income						$87

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Sales - Outside	$1,022,617	$1,052,384	$3,167,002	$3,050,119
Sales - Gas Royalty Interests	8,443	22,902	29,741	61,921
Sales - Purchased Gas	1,471	1,674	4,102	6,860
Freight - Outside	36,130	60,458	94,133	169,129
Other Income	25,856	35,688	88,855	121,704

Total Revenue and Other Income	1,094,517	1,173,106	3,383,833	3,409,733
Cost of Goods Sold and Other
Operating Charges (exclusive of depreciation, depletion and amortization shown below)	707,256	740,063	2,017,735	2,117,526
Gas Royalty Interests’ Costs	6,268	21,040	23,317	58,994
Purchased Gas Costs	1,103	1,664	3,023	6,607
Freight Expense	36,130	60,458	94,133	169,129
Selling, General and Administrative Expense	31,642	31,406	98,084	92,520
Depreciation, Depletion and Amortization	109,965	96,288	323,659	284,791
Interest Expense	7,502	9,069	22,959	27,771
Taxes Other Than Income	66,146	69,688	214,457	214,593

Total Costs	966,012	1,029,676	2,797,367	2,971,931

Earnings Before Income Taxes	128,505	143,430	586,466	437,802
Income Taxes	35,219	41,014	169,370	138,365

Net Income	93,286	102,416	417,096	299,437
Less: Net Income Attributable to Noncontrolling Interest	(5,916)	(12,362)	(20,568)	(33,289)

Net Income Attributable to CONSOL
Energy Inc. Shareholders	$87,370	$90,054	$396,528	$266,148

Basic Earnings Per Share	$0.48	$0.49	$2.20	$1.46

Dilutive Earnings Per Share	$0.48	$0.49	$2.17	$1.44

Weighted Average Number of Common Shares Outstanding:
Basic	180,725,194	183,202,086	180,649,268	182,918,637

Dilutive	183,191,667	185,591,759	182,751,922	185,349,250

Dividends Paid Per Share	$0.10	$0.10	$0.30	$0.30

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited)
	September 30, 2009	December 31, 2008
ASSETS

Current Assets:
Cash and Cash Equivalents	$32,402	$138,512
Accounts and Notes Receivable:
Trade	169,036	221,729
Other Receivables	18,792	79,552
Inventories	310,539	227,810
Deferred Income Taxes	86,107	60,599
Recoverable Income Taxes	2,643	33,862
Prepaid Expenses	210,415	221,750

Total Current Assets	829,934	983,814

Property, Plant and Equipment:
Property, Plant and Equipment	10,452,687	9,980,288
Less - Accumulated Depreciation, Depletion and Amortization	4,471,096	4,214,316

Total Property, Plant and Equipment - Net	5,981,591	5,765,972

Other Assets:
Deferred Income Taxes	294,018	333,543
Investment in Affiliates	81,724	72,996
Other	131,670	214,133

Total Other Assets	507,412	620,672

TOTAL ASSETS	$7,318,937	$7,370,458

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited)
	September 30, 2009	December 31, 2008
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$238,826	$385,197
Short-Term Notes Payable	409,950	557,700
Current Portion of Long-Term Debt	22,647	22,401
Other Accrued Liabilities	527,951	546,442

Total Current Liabilities	1,199,374	1,511,740
Long-Term Debt:
Long-Term Debt	390,127	393,312
Capital Lease Obligations	64,565	75,039

Total Long-Term Debt	454,692	468,351
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,494,821	2,493,344
Pneumoconiosis Benefits	197,870	190,261
Mine Closing	395,795	404,629
Gas Well Closing	84,823	80,554
Workers’ Compensation	134,412	128,477
Salary Retirement	145,172	194,567
Reclamation	27,771	38,193
Other	156,880	185,996

Total Deferred Credits and Other Liabilities	3,637,544	3,716,021

Total Liabilities	5,291,610	5,696,112
Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 183,014,426 Issued and 180,771,900 Outstanding at September 30, 2009; 183,014,426 Issued and 180,549,851 Outstanding at December 31, 2008	1,830	1,830
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	1,022,816	993,478
Retained Earnings	1,345,112	1,010,902
Other Comprehensive Loss	(501,140)	(461,900)
Common Stock in Treasury, at Cost - 2,242,526 Shares at September 30, 2009 and 2,464,575 Shares at December 31, 2008	(74,671)	(82,123)

Total Consol Energy Inc. Stockholders’ Equity	1,793,947	1,462,187

Noncontrolling Interest	233,380	212,159

Total Equity	2,027,327	1,674,346

TOTAL LIABILITIES AND EQUITY	$7,318,937	$7,370,458

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30 ,		Nine Months Ended September 30 ,
	2009	2008	2009	2008
Operating Activities:
Net Income	$93,286	$102,416	$417,096	$299,437
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation, Depletion and Amortization	109,965	96,288	323,659	284,791
Stock-based Compensation	9,090	6,487	30,873	18,911
Gain on the Sale of Assets	(3,245)	(8,536)	(13,033)	(16,586)
Amortization of Mineral Leases	1,046	227	3,444	3,467
Deferred Income Taxes	17,019	(12,745)	51,507	56,251
Equity in Earnings of Affiliates	(5,688)	(1,669)	(12,488)	(5,314)
Changes in Operating Assets:
Accounts Receivable Securitization	—	9,700	—	39,600
Accounts and Notes Receivable	14,658	35,326	115,212	(75,530)
Inventories	14,116	(1,321)	(82,729)	(12,788)
Prepaid Expenses	(28,331)	(27,435)	(9,826)	(8,146)
Changes in Other Assets	(4,548)	344	799	14,166
Changes in Operating Liabilities:
Accounts Payable	(15,587)	(6,667)	(80,546)	14,391
Other Operating Liabilities	(39,842)	18,278	5,275	29,554
Changes in Other Liabilities	(4,617)	2,002	(35,594)	39,741
Other	4,640	570	14,559	1,297

Net Cash Provided by Operating Activities	161,962	213,265	728,208	683,242

Investing Activities:
Capital Expenditures	(192,700)	(303,729)	(689,119)	(740,006)
Net Investment in Equity Affiliates	1,670	211	3,760	(608)
Proceeds from Sale of Assets	22,231	1,519	70,415	18,799

Net Cash Used in Investing Activities	(168,799)	(301,999)	(614,944)	(721,815)

Financing Activities:
Proceeds from (Payments on) Miscellaneous Borrowings	(7,161)	(5,302)	(16,443)	1,005
Proceeds from (Payments on) Short-Term Borrowings	(42,050)	63,500	(147,750)	23,000
Tax Benefit from Stock-Based Compensation	(6)	3,114	391	23,108
Dividends Paid	(18,079)	(18,329)	(54,207)	(54,878)
Issuance of Treasury Stock	524	918	1,135	15,074
Purchases of Common Stock	—	(54)	—	(85)
Noncontrolling Interest Member Distribution	(2,300)	—	(2,500)	—

Net Cash Provided by (Used in) Financing Activities	(69,072)	43,847	(219,374)	7,224

Net Decrease in Cash and Cash Equivalents	(75,909)	(44,887)	(106,110)	(31,349)
Cash and Cash Equivalents at Beginning of Period	108,311	55,189	138,512	41,651

Cash and Cash Equivalents at End of Period	$32,402	$10,302	$32,402	$10,302

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Treasury Stock	Total CONSOL Energy Inc. Stockholders’ Equity	Noncontrolling Interest	Total Equity
Balance - December 31, 2008	$1,830	$993,478	$1,010,902	$(461,900)	$(82,123)	$1,462,187	$212,159	$1,674,346

(Unaudited)

Net Income	—	—	396,528	—	—	396,528	20,568	417,096
Treasury Rate Lock (Net of ($38) tax)	—	—	—	(62)	—	(62)	—	(62)
FASB 158 Long-Term Liability Adjustment (Net of $175 tax)	—	—	—	288	—	288	15	303
Gas Cash Flow Hedge (Net of ($31,186) tax)	—	—	—	(39,466)	—	(39,466)	(7,897)	(47,363)

Comprehensive Income	—	—	396,528	(39,240)	—	357,288	12,686	369,974

Issuance of Treasury Stock	—	—	(8,111)	—	7,452	(659)	—	(659)
Issuance of CNX Gas Stock	—	—	—	—	—	—	148	148
Tax Benefit from Stock-Based Compensation	—	(18)	—	—	—	(18)	(10)	(28)
Amortization of Stock-Based Compensation Awards	—	25,234	—	—	—	25,234	15,985	41,219
Stock-Based Compensation Awards to CNX Gas	—	4,122	—	—	—	4,122	(3,434)	688
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	(4,154)	(4,154)
Dividends ($0.30 per share)	—	—	(54,207)	—	—	(54,207)	—	(54,207)

Balance - September 30, 2009	$1,830	$1,022,816	$1,345,112	$(501,140)	$(74,671)	$1,793,947	$233,380	$2,027,327